EXHIBIT 99.2
Commerce & Finance Law Offices
6F NCI Tower, A12 Jianguomenwai Avenue,
Chaoyang District, Beijing, PRC; Postcode: 100022
Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837
E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

To:	Charm Communications Inc. 26th Floor, Tower A, Oriental Media Center Guanghua Road, Chaoyang District Beijing 100026 People’s Republic of China
April 16, 2010
Dear Sir or Madam:
We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the PRC Laws (as defined below). We have acted as the PRC legal counsel to Charm Communications Inc. (the “Company” or “Charm”), a company incorporated under the laws of the Cayman Islands.
In connection with the initial public offering (the “Offering”) of American Depositary Shares (the “ADSs”), representing Class A ordinary shares, par value US$0.0001 per share (the “Shares”), of the Company, and the proposed listing and trading of the ADSs representing the Shares on the NASDAQ Global Market (the “Listing and Trading”) and the filing of the Company’s registration statement on Form F-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”), you have requested us to furnish an opinion to you as to the matters set forth below.
For purpose of this opinion, (A) “PRC Laws” means all applicable laws, regulations, rules, orders, decrees, guidelines, circulars, judicial interpretations and other legislation of the PRC in effect on the date of this opinion; (B) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC; and (C) “Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits and licenses required by any Governmental Agency pursuant to any PRC Laws.
In rendering this opinion, we have examined the originals and copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In examining these documents, we have made the following assumptions:
(a)	that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals;

(b)	that all documents have been validly authorized, executed and delivered by all of the parties thereto, other than Nanning Jetlong (as defined below), the Controlled Affiliated Companies (as defined below) and their respective shareholders; and

(c)	that the signatures, seals and chops on the documents submitted to us are genuine.
In addition, we have assumed and have not verified the accuracy as to the factual matters of each document we have received. We have also examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, as well as the PRC Laws, rules and regulations that may be relevant to the interpretation of the M&A Rules (as defined below).
Based on the foregoing examinations and assumptions and our review of the relevant documents, we are of the opinion that:
1.	The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), which became effective on September 8, 2006 and were jointly promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, and amended on July 22, 2009, among other things, provide that an offshore special purpose vehicle (“SPV”) formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings (together with the M&A Rules, the “M&A Rules and Related Clarifications”). As of the date hereof, the CSRC has not issued any definitive rule or interpretation concerning whether offerings with the restructuring as described in the Registration Statement are subject to the new procedure provided in the M&A Rules and Related Clarifications.

2.	Based on our understanding of current PRC Laws and the M&A Rules and Related Clarifications, we are of the opinion that due to the following reasons including: (i) the Company established its wholly owned PRC subsidiary, Nanning Jetlong Technology Co., Ltd. (“Nanning Jetlong”), by means of foreign direct investment in its registered capital, other than by merger or acquisition of PRC domestic companies (ii) Nanning Jetlong was established prior to September 8, 2006, the effective date of the M&A Rules, and (iii) the Company and Nanning Jetlong do not hold any equity interest in Yida Charm Advertising Co., Ltd., Shidai Charm Advertising Co., Ltd., Xinyang Heli Advertising Co., Ltd., Xinxin Charm Advertising Co., Ltd., Ruiyi Youshi Advertising Co., Ltd., Shanghai Haobangyang Advertising Co., Ltd., Hubei Haobangyang Advertising Co., Ltd., Beijing Xingyang Advertising Co., Ltd., Qinghai XStars Media Co., Ltd., (collectively, the “Controlled Affiliated Companies”) and Qinghai Charm Advertising Co., Ltd (collectively, the “Domestic Affiliated Companies”), the M&A Rules do not require the listing and trading of companies such as Charm on an overseas stock exchange shall obtain the approval from the CSRC, and the CSRC approval is not required in the context of this Offering.

3.	Neither the Offering nor the Listing and Trading conflicts with or violates the M&A Rules and Related Clarifications.

4.	No Governmental Authorizations are required for the Offering, or the Listing and Trading.

5.	The ownership structures (the “Ownership Structures”) of Nanning Jetlong and each of the Controlled Affiliated Companies as set forth in the Registration Statement under the section “Our Corporate Structure”, both currently and after giving effect to this Offering, are and will be in compliance with all applicable PRC Laws; and the contractual arrangements (the “Contractual Arrangements”) among Nanning Jetlong, each of the Controlled Affiliated Companies and each of the respective shareholders of the Controlled Affiliated Companies as described in the Registration Statement under the sections “Our Corporate Structure” and

“Related Party Transactions” are valid and binding, and will not result in any violation of PRC Laws currently in effect; and the business operations (the “Business Operations”) of Nanning Jetlong and the Controlled Affiliated Companies, as described in the Registration Statement, are in compliance with existing PRC Laws in all material aspects; and no Governmental Authorizations other than those already obtained is required under the existing PRC Laws for the Ownership Structures, Contractual Arrangements and the Business Operations; and to the best of our knowledge after due inquiry, none of the Ownership Structures, Contractual Arrangements and the Business Operations has been challenged by any Governmental Agency, and there are no legal, arbitration, governmental or other legal proceedings (including, without limitation, governmental investigations or inquiries) pending before or threatened or contemplated by any Governmental Agency in respect of the corporate structure of the Company within PRC.

6.	Nanning Jetlong has been duly incorporated and is validly existing as a wholly-foreign owned enterprise with limited liability under the PRC Laws and its business license is in full force and effect; and Nanning Jetlong has full power and authority (corporate or other) and all Governmental Authorizations required for the conduct of its business and has the legal right and authority to conduct its business in the manner presently conducted and as described in the Registration Statement.

7.	Each of the Domestic Affiliated Companies has been duly incorporated and is validly existing as a limited liability company under the PRC Laws and its business license is in full force and effect; and each of the Domestic Affiliated Companies has full power and authority (corporate or other) and all Governmental Authorizations required for the conduct of its business and has the legal right and authority to conduct its business in the manner presently conducted and as described in the Registration Statement.

8.	Nanning Jetlong, each of the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies have full power and authority to enter into and perform its obligations under each contract under the Contractual Arrangements (each a “Contract”, collectively the “Contracts” , as listed in Schedule I hereto) to which it is a party; and Nanning Jetlong and each of the Controlled Affiliated Companies have taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Contract to which it is a party; and each Contract constitutes a valid and legally binding obligation to each party of the Contracts under the PRC Laws, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

9.	The execution and delivery by Nanning Jetlong, each of the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies of, and the performance of its obligations under, each Contract to which it is a party and the consummation of the transactions contemplated therein will not: (A) as to Nanning Jetlong and each of the Domestic Affiliated Companies, result in any violation of the provisions of its articles of association, business license and other constituent documents; or (B) result in any violation of the PRC Laws; or (C) to the best of our knowledge after due inquiry, conflict with or result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over Nanning Jetlong, each of the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies, any agreement or instrument governed by the PRC Laws, to which it is expressed to be a party or which is binding on it or any of its properties or assets or to which any of its properties or assets is subject.

10.	Each Contract is, and all the Contracts taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws and is binding on the persons expressed to be the parties thereto; and each Contract is in proper legal form under the PRC Laws for the enforcement thereof against Nanning Jetlong, each of the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies, as the case may be, in the PRC without further action by any of Nanning Jetlong, the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies; and to ensure the legality, validity, enforceability or admissibility in evidence of each Contract in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Contracts (in the case any such stamp or tax is required, the Company or the relevant party have duly paid the stamp or tax as of the date hereof).

11.	The transactions conducted in the PRC involving Nanning Jetlong, the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies relating to the establishment of the Ownership Structures and contemplated under the Contractual Arrangements (the “Transactions”), have been carried out and completed in compliance with all applicable PRC Laws, including, without limitation, the M&A Rules, and do not: (A) as to Nanning

Jetlong and each of the Controlled Affiliated Companies, result in any violation of the provisions of its articles of association, the business license and other constituent documents; (B) result in any violation of any laws of the PRC; or (C) to the best of our knowledge after due inquiry, result in a breach or violation of or constitute a default under arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over Nanning Jetlong, each of the Controlled Affiliated Companies and the respective shareholders of the Controlled Affiliated Companies, any agreement or instrument governed by the PRC Laws.

12.	No Governmental Authorizations required to be obtained for the execution of the Transactions, other than those already obtained.

13.	The above legal opinion in connection with Contractual Arrangements is subject to the following:
a.	The Equity Pledge Agreements under the Contractual Arrangements as listed in Schedule I hereto (“Equity Pledge Agreements”)created a pledge on the equity interests of each of the Controlled Affiliated Companies, under which the shareholders of each of the Controlled Affiliated Companies pledged their respective equity interests in each of the Controlled Affiliated Companies to Nanning Jetlong (the “Pledge”). The main purpose of the Pledges is to secure the performance by each of the Controlled Affiliated Companies and its shareholders of their respective obligations under the Contractual Arrangements, as the case may be.

b.	According to the PRC Property Rights Law which came into effect on October 1, 2007, a pledge of a company’s equity interest will become effective only upon registration of the Pledge with the relevant government authorities.

c.	The Equity Pledge Agreements which were signed after the effective date of the PRC Property Rights Law are required to be registered before the pledge can become effective. However, two of the Controlled Affiliated Companies are still undergoing the registration procedure. Therefore, the Pledges relating to these two Controlled Affiliated Companies are not effective until the Equity Pledge Agreements are registered.

d.	We are of the opinion that (i) each of the two Controlled Affiliated Companies referred to in Paragraph 13(c) above and their shareholders are both obligated to ensure the Equity Pledge Agreements are registered, and (ii) the Pledges relating to these two Controlled Affiliated Companies may be deemed ineffective before they are registered, and the Company may not be able to successfully enforce the Pledges, if their shareholders breach their respective obligations under the applicable Contractual Arrangements.
This opinion relates to the PRC Laws in effect on the date hereof. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of and references to our name under the sections entitled “Risk Factors”, “Our Corporate Structure”, “Regulation”, “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement, to be submitted or filed by Charm with the Commission under the Securities Act of 1933, as amended.
Yours truly
/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices

Schedule I:
1.	Equity Pledge Agreements by and among shareholders of each Controlled Affiliated Company, Nanning Jetlong and each Controlled Affiliated Company;

2.	Voting Rights Agreements by and among shareholders of each Controlled Affiliated Company, Nanning Jetlong and each Controlled Affiliated Company;

3.	Exclusive Technology Support Agreements by and between Nanning Jetlong and each of the Controlled Affiliated Companies;

4.	Option and Cooperation Agreements by and among shareholders of each Controlled Affiliated Company, Nanning Jetlong and each Controlled Affiliated Company;

5.	Trademark, Trade Name and Domain Name License Agreements by and between Nanning Jetlong and each Controlled Affiliated Company;
The above Contracts are in the form as of the date of this opinion.

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